Exhibit 3.1

CERTIFICATE REGARDING
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SMARTSHEET INC.
Pursuant to RCW 23B.10.070, the undersigned hereby certifies that the restatement of the Amended and Restated Articles of Incorporation of Smartsheet Inc., a Washington corporation, contains the following amendments to the existing Amended and Restated Articles of Incorporation:
The Amended and Restated Articles of Incorporation are amended in their entirety to read as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A.
The date of the adoption of the Amended and Restated Articles of Incorporation containing such amendments by the shareholders of this corporation was April 6, 2018. The amendments were duly adopted by the shareholders of this corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.
DATED: April 9, 2018

SMARTSHEET INC.

By:	/s/ Mark Mader
Mark Mader
President and Chief Executive Officer

EXHIBIT A
TO
CERTIFICATE REGARDING
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SMARTSHEET INC.
(See Attached)

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SMARTSHEET INC.
Pursuant to RCW 23B.10.070 under the Washington Business Corporation Act, as now or hereafter in effect (the “Act”), the following constitutes the Amended and Restated Articles of Incorporation of Smartsheet Inc., a Washington corporation:
ARTICLE 1. NAME
The name of this corporation is Smartsheet Inc. (the “Corporation”).
ARTICLE 2. SHARES
Effective upon the filing of this Amended and Restated Articles of Incorporation (the “Effective Time”), each outstanding share of the Corporation’s Common Stock, without par value, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as, converted and reconstituted into one share of the Corporation’s Class B Common Stock without any action on the part of the holders of such shares. The foregoing reclassification is hereafter referred to as the “Reclassification”. Each stock certificate that immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, be deemed to be cancelled, shall be null and void, and shall no longer represent any interest in the Corporation’s capital stock. The Corporation shall issue certificate or certificates representing shares of Class B Common Stock issued pursuant to the Reclassification. No fractional shares shall be issued for shares of Old Common Stock pursuant to the Reclassification.
(A)    Authorized Capital. The total number of shares which the Corporation is authorized to issue is Two Hundred Ninety-Three Million Seven Hundred Fifteen Thousand Four Hundred Nine (293,715,409), consisting of One Hundred Twelve Million Nine Hundred Seventy-Nine Thousand Three Hundred Eighty-One (112,979,381) shares of Class A Common Stock, without par value (“Class A Common Stock”), One Hundred Twelve Million Nine Hundred Seventy-Nine Thousand Three Hundred Eighty-One (112,979,381) shares of Class B Common Stock, without par value (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and Sixty-Seven Million Seven Hundred Fifty-Six Thousand Six Hundred Forty-Seven (67,756,647) shares of Preferred Stock, without par value. The powers, preferences, special rights and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in Articles 2(C) and 2(D). The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.
(B)    Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation (these “Articles”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Six Million Seventy-Five Thousand (6,075,000) shares. The second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of Five Hundred Thousand (500,000) shares. The third series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of Two Million Seven Hundred Fifty Thousand (2,750,000) shares. The fourth series of Preferred Stock shall be designated “Series A-3 Preferred Stock” and shall consist of Two Million (2,000,000) shares. The fifth series of Preferred Stock shall be designated “Series A-4 Preferred Stock” and shall consist of Nine Million Eight Hundred Fifty-Nine Thousand Two Hundred Seventy (9,859,270) shares. The Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and the

Series A-4 Preferred Stock are collectively referred to herein as the “Class A Preferred Stock.” The sixth series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Seven Million Two Hundred Eight Thousand Four Hundred Thirty (7,208,430) shares. The seventh series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Five Million Two Hundred Eighty-Four Thousand Nine Hundred Ninety (5,284,990) shares. The eighth series of Preferred Stock shall be designated “Series C-1 Preferred Stock” and shall consist of One Million Five Hundred Thirty-One Thousand Five Hundred Eighty (1,531,580) shares. The Series C Preferred Stock and the Series C-1 Preferred Stock are collectively referred to herein as the “Class C Preferred Stock.” The ninth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Fourteen Million Seven Hundred Eighty Thousand Four Hundred (14,780,400) shares. The tenth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of Eleven Million Four Hundred Thirty-Two Thousand Three Hundred Three (11,432,303) shares. The eleventh series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of Six Million Three Hundred Thirty-Four Thousand Six Hundred Seventy-Four (6,334,674) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4 Preferred Stock the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are as set forth below in this Article 2. The Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are collectively referred to herein as the “Preferred Stock.”
1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation for which an adjustment is made pursuant to Section 4 below) on the Common Stock of the Corporation, at the rate of $0.0064 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of the Series A Preferred Stock, at the rate of $0.0128 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series A-1 Preferred Stock, at the rate of $0.0160 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series A-2 Preferred Stock, at the rate of $0.0200 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series A-3 Preferred Stock, at the rate of $0.0224 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series A-4 Preferred Stock, at the rate of $0.0138 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series B Preferred Stock, at the rate of $0.0234 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of Series C Preferred Stock, at the rate of $0.0522 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of the Series C-1 Preferred Stock, at the rate of $0.0948 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of the Series D Preferred Stock, at the rate of $0.2449 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of the Series E Preferred Stock, and at the rate of $0.6643 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) per annum on each outstanding share of the Series F Preferred Stock, payable quarterly when, as and if declared by the Board of Directors of the

Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Class B Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Class B Common Stock). No dividend shall be made with respect to the Common Stock, Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock or any other class or series of stock ranking junior to the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock, unless and until an equal or greater payment (on an as-if converted to Class B Common Stock basis), plus all declared and unpaid dividends, has been declared and paid on shares of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. No dividend shall be made with respect to the Common Stock, Class A Preferred Stock, Series B Preferred Stock or any other class or series of stock ranking junior to the Class C Preferred Stock, unless and until an equal or greater payment (on an as-if converted to Class B Common Stock basis), plus all declared and unpaid dividends, has been declared and paid on shares of Class C Preferred Stock. No dividend shall be made with respect to the Common Stock, Class A Preferred Stock, or any other class or series of stock ranking junior to the Series B Preferred Stock, unless and until an equal or greater payment (on an as-if converted to Class B Common Stock basis), plus all declared and unpaid dividends, has been declared and paid on shares of Series B Preferred Stock. No dividend shall be made with respect to the Common Stock or other any class or series of stock ranking junior to the Class A Preferred Stock, unless and until an equal or greater payment (on an as-if converted to Class B Common Stock basis), plus all declared and unpaid dividends, has been declared and paid on shares of Class A Preferred Stock.
2.    Liquidation.
(a)    Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock Preferences. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including any Liquidation Transaction (as defined below), the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled, on a pari passu basis, to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Class C Preferred Stock, Series B Preferred Stock, Class A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share of Series D Preferred Stock equal to $1.184 per share, an amount per share of Series E Preferred Stock equal to $3.0615 per share and an amount per shares of Series F Preferred Stock equal to $8.3035 per share (in each case, as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, after the date hereof and prior to such liquidation, dissolution or winding up for each share of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed on a pari passu basis ratably among the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(b)    Class C Preferred Preference. Upon the completion of the distribution of the full amounts required by Section 2(a) above, the holders of Class C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series B Preferred Stock, Class A Preferred Stock or Common Stock by reason of their ownership thereof, and pari passu with one another, (i) an amount per share equal to $0.29139 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series C Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series C Preference Amount”) for each share of Series C Preferred Stock then held by them and (ii) an amount per share equal to $0.65292 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series C-1 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series C-1 Preference Amount”) for each share of Series C-1 Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Class C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Class C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(c)    Series B Preferred Preference. Upon the completion of the distribution of the full amounts required by Sections 2(a) and Section 2(b) above, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Class A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $0.173408 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series B Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series B Preference Amount”) for each share of Series B Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(d)    Class A Preferred Preference. Upon the completion of the distribution of the full amounts required by Section 2(a), Section 2(b) and Section 2(c) above, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, and pari passu with one another, (i) an amount per share equal to $0.08 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series A Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series A Preference Amount”) for each share of Series A Preferred Stock then held by them, (ii) an amount per share equal to $0.16 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series A-1 Preferred Stock prior thereto (the “Series A-1 Preference Amount”) for each share of Series A-1 Preferred Stock then held by them, (iii) an amount per share equal to $0.20 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series A-2 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series A-2 Preference Amount”) for each share of Series A-2 Preferred Stock then held by them, (iv) an amount per share equal to $0.25 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series A-3 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series A-3 Preference Amount”) for each share of Series A-3 Preferred Stock then held by them and (v) an amount per share equal to $0.279 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) less any dividends or other distributions paid on the shares of Series A-4 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up (the “Series A-4 Preference

Amount”) for each share of Series A-4 Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(e)    Remaining Assets. Upon the completion of the distribution of the full amounts required by Sections 2(a), 2(b), 2(c) and 2(d) above, if assets remain in the Corporation, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock and the Common Stock (excluding the holders of Class A Preferred Stock, Series B Preferred Stock and Class C Preferred Stock after such holders have received the applicable amount specified in clause (i) – (viii) below, as determined on a series by series basis) pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each (assuming conversion of all such Class A Preferred Stock, Series B Preferred Stock, and Class C Preferred Stock into Class B Common Stock) (excluding the holders of Class A Preferred Stock, Series B Preferred Stock and Class C Preferred Stock after such holders have received the applicable amount specified in clause (i) – (viii) below, as determined on a series by series basis) until (i) with respect to the holders of Series A Preferred Stock, such holders have received an aggregate of $0.16 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series A Preferred Stock then held by them (including the Series A Preference Amount), less any dividends or other distributions paid on the shares of Series A Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series A Preference Amount, (ii) with respect to the holders of Series A-1 Preferred Stock, such holders have received an aggregate of $0.32 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series A-1 Preferred Stock then held by them (including the Series A-1 Preference Amount), less any dividends or other distributions paid on the shares of Series A-1 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series A-1 Preference Amount, (iii) with respect to the holders of Series A-2 Preferred Stock, such holders have received an aggregate of $0.40 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series A-2 Preferred Stock then held by them (including the Series A-2 Preference Amount), less any dividends or other distributions paid on the shares of Series A-2 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series A-2 Preference Amount, (iv) with respect to the holders of Series A-3 Preferred Stock, such holders have received an aggregate of $0.50 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series A-3 Preferred Stock then held by them (including the Series A-3 Preference Amount), less any dividends or other distributions paid on the shares of Series A-3 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series A-3 Preference Amount, (v) with respect to the holders of Series A-4 Preferred Stock, such holders have received an aggregate of $0.558 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series A-4 Preferred Stock then held by them (including the Series A-4 Preference Amount), less any dividends or other distributions paid on the shares of Series A-4 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series A-4 Preference Amount, (vi) with respect to the holders of Series B Preferred Stock, such holders have received an aggregate of $0.346816 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series B Preferred Stock then held by them (including the Series B Preference Amount), less any dividends or other distributions paid on the shares of Series B Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series B Preference Amount, (vii) with respect to the holders of Series C Preferred Stock, such holders have received an aggregate of $0.58278 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series C Preferred Stock then held by them (including the Series C Preference Amount), less any dividends or other distributions paid on the shares of Series C Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series C Preference Amount and (viii) with respect to the holders of Series C-1 Preferred Stock, such holders have received an aggregate of $1.30584 per share (as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) for each share of Series C-1 Preferred Stock then held by them (including the Series C-1 Preference Amount), less any dividends or other distributions paid on the shares of Series C-1 Preferred Stock after the date hereof and prior to such liquidation, dissolution or winding up to the extent not otherwise deducted from the Series C-1 Preference Amount. Thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each. Notwithstanding Section 2(a), Section 2(b), Section 2(c) and Section 2(d) above and this Section 2(e), for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including a Liquidation Transaction, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion (and assuming all holders of outstanding shares of Preferred Stock converted such shares into shares of Class B Common Stock), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock (and assuming no holders of outstanding shares of Preferred Stock converted such shares into shares of Class B Common Stock).
(f)    Form of Consideration. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including any Liquidation Transaction, the holders of each class or series of Preferred Stock shall have the option to receive the same form of consideration in respect of their shares as the holders of any other class or series of Preferred Stock or Common Stock and if any such holders are given an option as to the form and amount of consideration to be received, the holders of each class or series of Preferred Stock will be given the same option.
(g)    Escrows and Indemnities within a Liquidation Transaction. In the event of a Liquidation Transaction, if any portion of the consideration payable to the shareholders of the Corporation is placed into escrow and/or is payable to the shareholders of the Corporation subject to contingencies (together, the “Escrow Consideration”), (i) the portion of such consideration that is not a part of the Escrow Consideration (the “Initial Consideration”) shall he allocated among the shareholders of the Corporation in accordance with Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (ii) any Escrow Consideration which becomes payable to the shareholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the shareholders of the Corporation in accordance with Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(h)    Certain Acquisitions.
(i)    Deemed Liquidation. For purposes of this Section 2, unless the holders of at least a majority of (i) the outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Class B Common Stock basis), (ii) the outstanding shares of Series B Preferred Stock, (iii) the outstanding shares of Series D Preferred Stock, (iv) the outstanding shares of Series E Preferred Stock and (v) the outstanding shares of Series F Preferred Stock elect otherwise by written notice sent to the Corporation, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (x) sell, lease, convey or otherwise dispose of all or substantially all of its assets, property or business (including without limitation the exclusive license of all or substantially all of the Corporation’s intellectual property); (y) effect a merger, share exchange, consolidation or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for, converted into or canceled in consideration of obtaining the right to receive securities or other consideration issued by or on behalf of the acquiring entity as a result of which the shareholders of the Corporation immediately prior to such transaction or series of related transactions do not hold at least a majority of the voting power and at least a majority of the outstanding shares of the surviving, resulting or acquiring entity after such transaction or series of related transactions; or (z) effect the closing of an acquisition of the Corporation’s equity securities, in one transaction or a series of related transactions, by a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), if, as a result of which the shareholders of the Corporation immediately prior to such transaction or series of related transactions hold less than a majority of the voting power or less than a majority of the outstanding shares of the Corporation after such transaction or series of related transactions (other than an equity financing in which the Corporation is the surviving corporation and that is effected solely for purposes of raising capital) (any such transaction, a “Liquidation Transaction”). In the event of a merger, share exchange, consolidation or other form of corporate reorganization of the Corporation that is deemed pursuant to this Section 2 to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such transaction. Nothing in this subsection 2(h)(i) shall require the distribution to shareholders of anything other than proceeds of such transaction in the event of such a transaction. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the subsidiary’s or subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all of the assets of the Corporation for purposes of this subsection 2(h)(i). If applicable, the Corporation shall cause the agreement or plan of merger or consolidation to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property that gives effect to this provision.
(ii)    Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(h)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors, including either the Series D Director or Series E Director (each as defined below), in good faith. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability:
(1)    If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(h)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.
(iii)    Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the shareholders meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of these Articles, all notice periods or requirements in these Articles may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single voting group and on an as-converted to Class B Common Stock basis) that are entitled to such notice rights.
(iv)    Effect of Noncompliance. In the event the requirements of this Section 2(h) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(h)(iii).
3.    Redemption. The Preferred Stock is not redeemable.
4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.08 (in the case of the Series A Preferred Stock), $0.16 (in the case of the Series A-1 Preferred Stock), $0.20 (in the case of the Series A-2 Preferred Stock), $0.25 (in the case of the Series A-3 Preferred Stock), $0.279 (in the case of the Series A-4 Preferred Stock), $0.173408 (in the case of the Series B Preferred Stock), $0.29139 (in the case of the Series C Preferred Stock), $0.65292 (in the case of the Series C-1 Preferred Stock), $1.184 (in the case of the Series D Preferred Stock), $3.0615 (in the case of the Series E Preferred Stock) and $8.3035 (in the case of the Series F Preferred Stock) (each as appropriately adjusted for stock splits, stock dividends, reclassification and the like with respect to such shares) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate (or affidavit of lost certificate, as described in Section 4(c) below) is surrendered for conversion. As of the date hereof, the conversion price per share of Series A Preferred Stock shall be $0.08 (the “Series A Conversion Price”). As of the date hereof, the conversion price per share of Series A-1 Preferred Stock shall be $0.16 (the “Series A-1 Conversion Price”). As of the date hereof, the conversion price per share of Series A-2 Preferred Stock shall be $0.195434 (the “Series A-2 Conversion Price”). As of the date hereof, the conversion price per share of Series A-3 Preferred Stock shall be $0.23685 (the “Series A-3 Conversion Price”). As of the date hereof, the conversion price per share of Series A-4 Preferred Stock shall be $0.260872 (the “Series A-4 Conversion Price”). As of the date hereof, the conversion price per share of Series B Preferred Stock shall be $0.173408 (the “Series B Conversion Price”). As of the date hereof, the conversion price per share of Series C Preferred Stock shall be $0.29139 (the “Series C Conversion Price”). As of the date hereof, the conversion price per share of Series C-1 Preferred Stock shall be $0.65292 (the “Series C-1 Conversion Price”). As of the date hereof, the conversion price per share of Series D Preferred Stock shall be $1.184 (the “Series D Conversion Price”). As of the date hereof, the conversion price per share of Series E Preferred Stock shall be $3.0615 (the “Series E Conversion Price”). As of the date hereof, the conversion price per share of Series F Preferred Stock shall be $8.3035 (the “Series F Conversion Price”). The conversion price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall be referred to herein as the “Conversion Price” and shall be subject to adjustment as set forth in Section 4(d) below.
(b)    Automatic Conversion. Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, as applicable, at the time in effect for such share immediately upon the earliest of (i) the Corporation’s sale of Class A Common Stock or Class B Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than (A) in respect of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred, Series D Preferred Stock and Series E Preferred Stock, $3.00 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and (B) in respect of the Series F Preferred Stock, $4.00 per share (as adjusted for stock splits, stock dividends, reclassifications and the like), and, in each case, which results in aggregate cash proceeds to the Corporation of at least $50,000,000 (net of underwriting discounts and commissions) (a “Qualified Public Offering”), (ii) the date specified by written consent or agreement of the (A) holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single voting group on an as-converted to Class B Common Stock basis, (B) holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate voting group, (C) holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate voting group, (D) holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate voting group and (E) holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting together as a separate voting group or (iii) the prior cumulative conversion of at least a majority of the shares of (A) Preferred Stock, (B) Series B Preferred Stock, (C) Series D Preferred Stock, (D) Series E Preferred Stock and (E) Series F Preferred Stock.
(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Class B Common Stock, the holder shall (A) either (1) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, or (2) notify the Corporation or its transfer agent in writing that such certificate or certificates have been lost, stolen or destroyed and execute an affidavit of lost certificate, including customary indemnification provisions requested by the Corporation (if any), and (B) give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued; provided that, notwithstanding the foregoing, automatic conversion of Preferred Stock pursuant to Section 4(b) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made (i) in the case of voluntary conversion pursuant to Section 4(a) above, immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, or the delivery of an affidavit of lost certificate (including customary indemnification provisions requested by the Corporation (if any)) in the case of a lost certificate or certificates and (ii) in the case of automatic conversion pursuant to Section 4(b) above, upon such automatic conversion event notwithstanding that the certificates representing such shares of Preferred Stock have been surrendered at the office of the Corporation, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class B Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the Effective Time, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).
(A)    Adjustment Formula. Whenever the applicable Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the applicable Conversion Price then in effect by a fraction, (y) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus a number of shares equal to the aggregate consideration received by the Corporation for such issuance divided by the applicable Conversion Price; and (z) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below, but only to the extent the consideration to be paid upon the exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the Conversion Price adjustment being calculated.
(B)    Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Effective Time other than
(1)    Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) below;
(2)    Capital stock issued or issuable to employees, consultants, officers or directors of the Corporation directly or pursuant to a stock purchase or stock option plan or agreement approved by a majority of the Board of Directors, including either the Series D Director or Series E Director;
(3)    Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by a majority of the Board of Directors, including either the Series D Director or Series E Director;
(4)    Shares of Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of these Articles, including, without limitation, warrants, notes or options;
(5)    Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by a majority of the Board of Directors, including either the Series D Director or Series E Director;
(6)    Shares of Class B Common Stock issued or issuable upon conversion of the Preferred Stock;
(7)    Shares of Class A Common Stock or Class B Common Stock issued or issuable in a Qualified Public Offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Class B Common Stock;
(8)    Capital stock issued or issuable in connection with strategic collaborations, development agreements or licensing transactions, the terms of which business relationship with such entity are approved by the Board of Directors;

(9)    Shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock; and
(10)    Any issuance of shares of Common Stock or Preferred Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single voting group on an as-converted to Class B Common Stock basis, and the holders of a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate class, agreeing that no adjustment shall be made to any applicable Conversion Price as a result of the issuance.
(C)    No Fractional Adjustments. No adjustment of the applicable Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be made in an amount less than one one-thousandth cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.
(D)    Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.
(E)    Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Effective Time) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):
(1)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D) above).
(2)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
(3)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
(4)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).
(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3) above, no adjustment of any applicable Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.
(ii)    Stock Splits and Dividends. In the event the Corporation should at any time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E) above.
(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iv)    The following provisions shall apply for purposes of this Section 4(d):
(A)    The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.
(B)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.
(C)    Upon the termination or expiration of the convertibility, exchangeability or exercisability of any such Common Stock Equivalents, the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii) above, then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 above), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(g)    No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
(h)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock that the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.
(ii)    Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.
(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.
(k)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
5.    Voting Rights. Except as expressly provided by these Articles or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Class B Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Preferred Stock shall vote together as a single class on an as-converted to Class B Common Stock basis on all matters. Each holder of Preferred Stock shall be entitled to ten votes for each share of Class B Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Class B Common Stock basis (after aggregating all shares into which shares of the Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
6.    Protective Provisions.
(a)    So long as at least 5,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single voting group on an as-converted to Class B Common Stock basis; provided, however that any action described in subsections (vi) and (vii) shall additionally require the approval (by vote or written consent, as provided by law) of the holders of at least a majority of (x) either the outstanding shares of Series D Preferred stock or Series E Preferred Stock, voting as separate classes, and (y) the outstanding shares of Series F Preferred Stock, voting as a separate class;
(i)    effect a Liquidation Transaction or any liquidation, dissolution or winding-up of the Corporation;
(ii)    alter or change the rights, preferences or privileges of the shares of Preferred Stock or any series thereof;
(iii)    increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock (or any series thereof);

(iv)    authorize or issue, or obligate itself to issue, whether by reclassification or otherwise, any other equity security, including any security (other than Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock) convertible into or exercisable for any equity security, having rights, preferences or privileges senior to, or being on a parity with, the Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock;
(v)    amend the Articles of Incorporation or Bylaws of the Corporation;
(vi)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;
(vii)    authorize or obligate the Corporation to pay any dividend or distribution with respect to any capital stock of the Corporation (other than a dividend payable solely in shares of Common Stock);
(viii)    increase the number of shares of Common Stock issuable pursuant to the Corporation’s stock option plan, or adopt any new employee stock purchase plan, stock incentive compensation or similar stock option plan;
(ix)    engage in any transaction, or series of related transactions, the result of which is an assumption of secured or unsecured debt or the guaranty by the Corporation of an obligation of a third party, in an amount exceeding $500,000, unless approved by the Board of Directors, including either the Series D Director or Series E Director;
(x)    authorize or enter into any contractual obligation (or series of related obligations) on the part of the Corporation including a payment or obligation in an amount in excess of $1,000,000 or the result of which in any way encumbers the Corporation’s intellectual property, unless approved by the Board of Directors, including either the Series D Director or Series E Director;
(xi)    change the authorized number of directors from the number set forth in Article 7; and
(xii)    enter into any transaction with any affiliate of the Corporation (other than wholly-owned subsidiaries of the Corporation), except for (i) compensation arrangements with directors and officers of the Corporation, or (ii) on arms-length bases on terms no less favorable than could be obtained by unrelated third parties and approved by the Board of Directors, including either the Series D Director or Series E Director.
(b)    So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting together as a single voting group:

(i)    alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock so as to affect adversely the Series F Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series F Preferred Stock;
(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Series F Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), the creation, authorization or issuance of a new class or series of capital stock after the date hereof (a “Subsequent Issuance”) having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Series F Preferred Stock will not be deemed to affect adversely the Series F Preferred Stock for purposes of such subsections (i) and (iii).
(c)    So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single voting group:
(i)    alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to affect adversely the Series E Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock;
(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Series E Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), a Subsequent Issuance having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Series E Preferred Stock will not be deemed to affect adversely the Series E Preferred Stock for purposes of such subsections (i) and (iii).
(d)    So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single voting group:
(i)    alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the Series D Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series D Preferred Stock;

(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Series D Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), a Subsequent Issuance having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Series D Preferred Stock will not be deemed to affect adversely the Series D Preferred Stock for purposes of such subsections (i) and (iii).
(e)    So long as any shares of Class C Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class C Preferred Stock, voting together as a single voting group on an as-converted to Class B Common Stock basis:
(i)    alter or change the rights, preferences or privileges of the shares of Class C Preferred Stock so as to affect adversely the Class C Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Class C Preferred Stock;
(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Class C Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), a Subsequent Issuance having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Class C Preferred Stock will not be deemed to affect adversely the Class C Preferred Stock for purposes of such subsections (i) and (iii).
(f)    So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single voting group:
(i)    alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the Series B Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;
(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Series B Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), a Subsequent Issuance having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Series B Preferred Stock will not be deemed to affect adversely the Series B Preferred Stock for purposes of such subsections (i) and (iii).

(g)    So long as any shares of Class A Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class A Preferred Stock, voting together as a single voting group on an as-converted to Class B Common Stock basis:
(i)    alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the Class A Preferred Stock;
(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Class A Preferred Stock;
(iii)    amend the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the holders of the Class A Preferred Stock in a manner different from any other class or series;
provided, however, that in the case of subsections (i) and (iii), a Subsequent Issuance having powers, preferences or rights, including with respect to voting, senior to or pari passu with those of the Class A Preferred Stock will not be deemed to affect adversely the Class A Preferred Stock for purposes of such subsections (i) and (iii).
7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 above, the shares so converted shall be cancelled and shall not be issuable by the Corporation. These Articles shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
(C)    Class A Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock are as follows. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article 2(C) refer to sections or subsections of this Article 2(C).
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock out of any assets or funds of this corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article II(B)(2) above.
3.    Redemption. The Class A Common Stock is not redeemable.

4.    Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Except as expressly provided by this Restated Articles or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the shareholders of the Corporation.
5.    Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.
6.    Equal Status. Except as expressly set forth herein, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.
(D)    Class B Common Stock: The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock are as follows. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article 2(D) refer to sections or subsections of this Article 2(D).
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock out of any assets or funds of this corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation or the occurrence of a Liquidation Event, the assets of this corporation shall be distributed as provided in Article II(B)(2).
3.    Redemption. The Class B Common Stock is not redeemable.
4.    Voting Rights. Each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Amended and Restated Articles of Incorporation or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the shareholders of this corporation.
5.    Class B Common Stock Conversion.

(a)    Optional Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to this corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of this corporation or any policies of this corporation then in effect, at the principal corporate office of this corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to this corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of this corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
(b)    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by this corporation or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of the date (i) that is seven years from the effective date of the Qualified Public Offering (the “IPO Date”), (ii) on which the outstanding shares of Class B Common Stock represent less than 15% of the aggregate number of shares of Common Stock then outstanding, or (iii) specified by the affirmative vote, on or after the IPO Date, of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events so specified, being the “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Subsection 5(b) to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the Business Corporation Act; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on this corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
(c)    Conversion on Transfer. On or after the IPO Date, each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

(d)    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the Corporation’s books and records. In connection with any action of shareholders taken at a meeting or by written consent, the Corporation’s stock ledger shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders or in connection with any written consent and the classes of shares held by each such shareholder and the number of shares of each class held by such shareholder.
(e)    Definitions.
(i)    “Family Member” shall mean with respect to any natural person who is a Qualified Shareholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Shareholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
(ii)    “Qualified Shareholder” shall mean (A) the record holder of a share of Class B Common Stock as of the IPO Date; (B) the initial registered holder of any shares of Class B Common Stock that are originally issued by this corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, are outstanding as of the IPO Date; (C) each natural person who, prior to the IPO Date, Transferred shares of capital stock of the corporation to a Permitted Entity that is or becomes a Qualified Shareholder; (D) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Shareholder; and (E) a Permitted Transferee.
(iii)    “Permitted Entity” shall mean with respect to a Qualified Shareholder (A) a Permitted Trust solely for the benefit of (1) such Qualified Shareholder; (2) one or more Family Members of such Qualified Shareholder; or (3) any other Permitted Entity of such Qualified Shareholder, or (B) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Shareholder; (2) one or more Family Members of such Qualified Shareholder; or (3) any other Permitted Entity of such Qualified Shareholder.
(iv)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:

(A)    the granting of a revocable proxy to the Corporation’s officers or directors at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of shareholders;
(B)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this corporation, (2) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or
(C)    the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Shareholder, if there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.
(v)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(vi)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(A)    by a Qualified Shareholder to (1) one or more Family Members of such Qualified Shareholder, (2) any Permitted Entity of such Qualified Shareholder, or (3) to such Qualified Shareholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Shareholder; or
(B)    by a Permitted Entity of a Qualified Shareholder to (1) such Qualified Shareholder or one or more Family Members of such Qualified Shareholder, or (2) any other Permitted Entity of such Qualified Shareholder.
(vii)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(viii)    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Shareholder; (ii) a Family Member; or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(ix)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(x)    “Convertible Securities” shall mean securities (other than shares of Class B Common Stock) convertible into or exchangeable for Common Stock, either directly or indirectly.
(xi)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(f)    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by this corporation.
(g)    Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite shareholder approval of any necessary amendment to this Amended and Restated Articles of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. This corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
(h)    Subdivisions or Combinations. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.
(i)    Equal Status. Except as expressly set forth herein, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.
(j)    Protective Provisions. The Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class A Common Stock and Class B Common Stock (all voting together as a single class):
(i)    authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) which effects a non-pro rata dilution as between the Common Stock and the Preferred Stock; and
(ii)    amend, alter, repeal or waive Article 2(C) and 2(D) of this Amended and Restated Articles of Incorporation.

ARTICLE 3. REGISTERED OFFICE AND AGENT
The name of the initial registered agent of the Corporation and the address of its initial registered office are as follows:
GKL Registered Agents of WA, Inc.
811 First Avenue, Suite 457
Seattle, WA  98104
ARTICLE 4. PREEMPTIVE RIGHTS
No preemptive rights shall exist with respect to shares of stock or securities convertible into or exercisable for shares of stock of the Corporation.
ARTICLE 5. CUMULATIVE VOTING
The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.
ARTICLE 6. VOTING GROUPS
(A)    Voting on Amendment to Articles of Incorporation. No class or series of shares shall be entitled to vote as a separate group on the matters set forth in subsection (1)(a), (e) or (f) of RCW 23B.10.040, or any successor provision thereto, except to the extent expressly provided in the preferences, limitations, voting powers and relative rights set forth in these Articles with respect to a particular class or series of shares (including, without limitation, Section 6 of Article 2(B)).
(B)    Voting on Mergers or Share Exchanges. No class or series of shares shall be entitled to vote as a voting separate group on a merger or share exchange as otherwise provided for in RCW 23B.11.035, or any successor provision thereto, except to the extent expressly provided in the preferences, limitations, voting powers and relative rights set forth in these Articles with respect to a particular class or series of shares (including, without limitation, Section 6 of Article 2(B)).
ARTICLE 7. DIRECTORS
The authorized number of directors of the Corporation shall be eight (8). At each meeting of shareholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the shareholders, (i) the holders of a majority of the Class A Preferred Stock, voting as a separate voting group on an as-converted to Class B Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Director”), (ii) the holders of a majority of the Series B Preferred Stock, voting as a separate voting group on an as-converted to Class B Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”), (iii) the holders of a majority of the Series D Preferred Stock, voting as a separate voting group on an as-converted to Class B Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series D Director”), (iv) the holders of a majority of the Series E Preferred Stock, voting as a separate voting group on an as-converted to Class B Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Series E Director”), and (v) the holders of a majority of the Common Stock, Class A Preferred Stock, Series B Preferred Stock, Class C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock voting together as a single voting group on an as-converted to Class B Common Stock basis, shall be entitled to elect four (4) members of the Board of Directors.”
ARTICLE 8. AMENDMENTS TO ARTICLES OF
INCORPORATION
Subject to the provisions of Section 6 of Article 2(B) of these Articles, the Corporation reserves the right to amend to repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Act, and the rights of the shareholders of the Corporation are granted subject to this reservation.
ARTICLE 9. SHAREHOLDER VOTE REQUIRED ON CERTAIN
MATTERS
Except to the extent expressly provided in the preferences, limitations, voting powers and relative rights set forth in these Articles with respect to a particular class or series of shares (including, without limitation, Section 6 of Article 2(B)), in the case of any matter submitted to a vote of the shareholders of the Corporation for which the Act requires the approval of two-thirds of the votes in each voting group entitled to be cast thereon in order for such matter to be approved, pursuant to authority contained in the Act, the approval of a majority rather than two-thirds of the votes in each voting group entitled to be cast on such matter shall be sufficient for such matter to be approved. Without limiting the generality of the foregoing, such matters are intended to include, to the extent not inconsistent with the Act, amendments to these Articles, mergers and share exchanges, sales of assets other than in the ordinary course of business and dissolution.
ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION
To the full extent that the Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct as a Director. If, after this Article 10 becomes effective, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended. Any amendments to or repeal of this Article 10 shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.
ARTICLE 11. ACTION BY SHAREHOLDERS WITHOUT A MEETING
Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if either: (a) the action is taken by written consent of all shareholders entitled to vote on the action; or (b) so long as the Corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.
To the extent the Act requires notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given promptly by the Corporation, or by another person soliciting consents, to nonconsenting shareholders or, if applicable pursuant to such statute, to nonvoting shareholders after the record date and delivery to the Corporation of shareholder consents sufficient to approve the corporate action. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the Act, would have been required to be delivered to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be provided in the same manner as the Bylaws of the Corporation or these Articles require or permit other notices to shareholders to be provided.
ARTICLE 12. CORPORATE OPPORTUNITY
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of capital stock or any partner, member, director, shareholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE 13. FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the federal courts located in the State of Washington shall be the sole and exclusive forum for any proceeding asserting a claim arising out of the Securities Act, and (b) the state and federal courts located within the State of Washington shall be the sole and exclusive forum for (i) any proceeding asserting a claim based on a violation of a duty under Washington law by a current or former director, officer, or shareholder in such capacity, (ii) any proceeding commenced or maintained in the right of the Corporation, (iii) any proceeding asserting a claim arising pursuant to any provision of the Washington Business Corporation Act, or the Articles of Incorporation or Bylaws of the Corporation, or (iv) any proceeding asserting a claim concerning the internal affairs of the Corporation.
(Signature Page Follows)

The foregoing Amended and Restated Articles of Incorporation are executed by the Corporation by its duly authorized officer.
DATED: April 6, 2018

SMARTSHEET INC.

/s/ Mark Mader
Mark Mader
President and Chief Executive Officer

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